EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2012 with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Resource Real Estate Opportunity REIT, Inc. We consent to use of the aforementioned report in Post-Effective Amendment No. 7 to the Registration Statement and the Prospectus of Resource Real Estate Opportunity REIT, Inc., and to the use of our name as it appears in the Prospectus under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 2, 2012